Exhibit 23.3

BDO — Pazos, López de Romaña, Rodriguez S.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-165092) and in the Registration Statements on Forms S-8 (No. 333-58298, No. 333-129152, No. 333-147448, No. 333-161459 and 333-168588), of our report dated May 20, 2011, relating to the financial statements of Perurail S.A., which appears in this Form 10-K/A Amendment No. 1 to the Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2010.

Pazos, López de Romaña, Rodriguez S.C.
Lima, Peru
June 13, 2011

Countersigned by:

/s/ MANUEL PAZOS VÉLEZ
Manuel Pazos Vélez
Certified Chartered Public Accountant
Register No. 01-05095